Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES FIRST QUARTER 2014 EARNINGS
OLIN DECLARES 350TH CONSECUTIVE QUARTERLY DIVIDEND
OLIN ANNOUNCES THREE YEAR, EIGHT MILLION SHARES REPURCHASE PROGRAM

Clayton, MO, April 24, 2014 - Olin Corporation (NYSE: OLN) announced today that its first quarter 2014 net income was $29.5 million, or $0.37 per diluted share, which compares to $40.5 million, or $0.50 per diluted share in the first quarter of 2013. Sales in the first quarter of 2014 were $577.4 million compared to $630.0 million in the first quarter of 2013.

First quarter 2014 results included pretax restructuring charges of $1.0 million, an unfavorable income tax adjustment of $1.6 million associated with a March 31, 2014 change in a state tax law, and approximately $6 million of one-time, weather related, out of pocket costs in the Chlor Alkali and Chemical Distribution businesses during the quarter.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “Today the Olin Board of Directors approved a three year, eight million shares repurchase program. With our current financial profile and our outlook for 2014 and beyond, this program will allow us to be a consistent, steady and opportunistic buyer of our shares.

“The high level of commercial demand that was experienced by Winchester in 2013 continued in the first quarter of 2014, and Winchester generated the second highest level of quarterly sales and segment income in its history. In addition, the commercial backlog at the end of the quarter remained above $400 million, which is significantly higher than the pre-surge March 31, 2012 commercial backlog of $137 million. During the first quarter of 2014, the Chlor Alkali business experienced lower chlorine and caustic soda shipments compared to the first quarter of 2013. These were partially offset by higher first quarter 2014 shipments of bleach, hydrochloric acid, and potassium hydroxide compared to the first quarter of 2013. First quarter 2014 ECU netbacks declined compared to the first quarter of 2013 reflecting lower caustic soda prices. First quarter 2014 Chemical Distribution shipments declined compared to the first quarter of 2013 and were negatively impacted by the weather in the Midwest.

“First quarter 2014 adjusted EBITDA was $91.8 million and we continue to forecast that full year adjusted EBITDA will be in the $375 million to $425 million range.

“Second quarter 2014 net income is forecast to be in the $0.40 to $0.45 per diluted share range. Chlor Alkali second quarter earnings are expected to decline compared to the second quarter of 2013 due to lower ECU netbacks, partially offset by lower costs. Second quarter 2014 Chemical Distribution earnings are expected to be similar to the second quarter of 2013. In the Winchester business, we continue to see strong commercial demand but second quarter 2014 earnings are expected to decline compared to second quarter 2013 levels due to a more historical level of seasonal demand for shotshell ammunition and reduced levels of pistol, rifle and rimfire inventory in our system, which will reduce total ammunition sales and earnings compared to both the second quarter 2013 and first quarter 2014 levels. Second quarter 2014 corporate and other expenses are forecast to be comparable to the second quarter of 2013. Second quarter 2014 earnings are also expected to include restructuring charges of $2.5 million.”

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other operating (expense) income, other income (expense) and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali Products sales for the first quarter of 2014 were $328.3 million compared to $348.9 million in the first quarter of 2013. First quarter 2014 chlorine and caustic soda volumes decreased 6% compared to the first quarter 2013 levels, and ECU netbacks declined approximately 8% in the first quarter of 2014 compared to the first quarter of 2013. First quarter 2014 potassium hydroxide volumes increased 23% compared to the first quarter of 2013, bleach volumes increased 6% in the first quarter of 2014 compared to the first quarter of 2013, and hydrochloric acid volumes increased 44% during the first quarter of 2014 compared to the first quarter of 2013. First quarter 2014 Chlor Alkali segment earnings of $34.3 million decreased compared to the $58.5 million earned in the first quarter of 2013, due to lower chlorine and caustic soda volumes, lower ECU netbacks, and lower hydrochloric acid prices, partially offset by the higher volumes of potassium hydroxide, bleach, and hydrochloric acid. The first quarter of 2014 segment earnings were affected by $5.5 million of winter weather related, out of pocket costs including electricity surcharges, facility maintenance costs and railcar demurrage.

CHEMICAL DISTRIBUTION

Chemical Distribution sales, which reflects primarily caustic soda, in the first quarter of 2014 were $69.2 million compared to $110.4 million in the first quarter of 2013. Chemical Distribution bleach sales are seasonally weak in the first quarter. The year-over-year decline in Chemical Distribution sales reflects the combination of lower caustic soda volumes and selling prices. Chemical Distribution generated a segment loss of $0.8 million in the first quarter of 2014 compared to segment income of $4.1 million in the first quarter of 2013. Chemical Distribution first quarter 2014 results included depreciation and amortization expense of $4.0 million compared to $3.8 million in the first quarter of 2013.

WINCHESTER

Winchester first quarter 2014 sales were $200.6 million compared to $188.0 million in the first quarter of 2013. The increase in first quarter 2014 sales compared to the first quarter of 2013 reflects increased shipments to commercial, military, and law enforcement customers. Winchester’s first quarter 2014 segment earnings were $38.3 million compared to $31.3 million in the first quarter of 2013. The increase in segment earnings reflects the impact of higher shipments, improved pricing, and lower manufacturing and other costs.

CORPORATE AND OTHER COSTS

Pension income included in the first quarter 2014 Corporate and Other segment was $7.9 million compared to $6.3 million in the first quarter of 2013.

First quarter charges to income for environmental investigatory and remedial activities were $3.5 million in 2014 compared to $1.8 million in the first quarter of 2013. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the first quarter of 2014 decreased $3.8 million compared to the first quarter of 2013, primarily due to lower stock-based compensation expense, including mark-to-market adjustments.

CASH / WORKING CAPITAL

The cash balance at March 31, 2014, including restricted cash, was $246.5 million. During the first quarter of 2014, working capital increased $67.9 million reflecting normal seasonal capital growth in the Winchester and Chlor Alkali businesses. During the first quarter of 2013, working capital increased $83.4 million.

SHARE REPURCHASE

During the first quarter of 2014, approximately 0.6 million shares of common stock were repurchased at a cost of $14.7 million.

Today, Olin’s Board of Directors approved a three year share repurchase program for up to eight million shares of Olin common stock. This plan replaces the three year, five million shares plan that would have expired on July 20, 2014. There were 2.5 million shares repurchased under that plan.

DIVIDEND

Today, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on June 10, 2014 to shareholders of record at the close of business on May 9, 2014. This is the 350th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s first quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Friday, April 25th. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; John E. Fischer, Olin’s Senior Vice President and Chief Financial Officer; John L. McIntosh, Olin’s Senior Vice President, Operations; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations. Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com. Listeners should log on to the website 15 minutes prior to the call. The call will also be audio archived on the Olin website for future replay beginning at 12:00 P.M. Eastern Time. A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester. Chlor Alkali Products, with nine U. S. manufacturing facilities and one Canadian manufacturing facility, produces chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. Chemical Distribution manufactures bleach products and distributes caustic soda, bleach products, potassium hydroxide and hydrochloric acid. Winchester, with its principal manufacturing facilities in East Alton, IL and Oxford, MS, produces and distributes sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	the failure or an interruption of our information technology systems;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.
2014-07

Olin Corporation
Consolidated Statements of Income(a)

	Three Months Ended March 31,
(In millions, except per share amounts)	2014	2013
Sales	$577.4	$630.0
Operating Expenses:
Cost of Goods Sold	475.4	504.4
Selling and Administration	43.7	49.1
Restructuring Charges(b)	1.0	2.3
Other Operating (Expense) Income	(0.1)	0.2
Operating Income	57.2	74.4
Earnings of Non-consolidated Affiliates	0.4	0.6
Interest Expense(c)	9.7	9.1
Interest Income	0.3	0.1
Other Expense(d)	—	2.2
Income before Taxes	48.2	63.8
Income Tax Provision	18.7	23.3
Net Income	$29.5	$40.5
Net Income Per Common Share:
Basic	$0.37	$0.50
Diluted	$0.37	$0.50
Dividends Per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	79.2	80.2
Average Common Shares Outstanding - Diluted	80.5	81.2

(a)	Unaudited.

(b)
Restructuring charges for the three months ended March 31, 2014 and 2013 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)	Interest expense was reduced by capitalized interest of zero and $0.8 million for the three months ended March 31, 2014 and 2013, respectively.

(d)	Other expense for the three months ended March 31, 2013 included $2.2 million of expense for our earn out liability from the SunBelt acquisition.

Olin Corporation
Segment Information(a)

	Three Months Ended March 31,
(In millions)	2014	2013
Sales:
Chlor Alkali Products	$328.3	$348.9
Chemical Distribution	69.2	110.4
Winchester	200.6	188.0
Intersegment Sales Elimination(b)	(20.7)	(17.3)
Total Sales	$577.4	$630.0
Income before Taxes:
Chlor Alkali Products(c)	$34.3	$58.5
Chemical Distribution	(0.8)	4.1
Winchester	38.3	31.3
Corporate/Other:
Pension Income(d)	7.9	6.3
Environmental Expense	(3.5)	(1.8)
Other Corporate and Unallocated Costs	(17.5)	(21.3)
Restructuring Charges(e)	(1.0)	(2.3)
Other Operating (Expense) Income	(0.1)	0.2
Interest Expense(f)	(9.7)	(9.1)
Interest Income	0.3	0.1
Other Expense(g)	—	(2.2)
Income before Taxes	$48.2	$63.8

(a)	Unaudited.

(b)
Intersegment sales elimination represents the sale of caustic soda, bleach, potassium hydroxide, and hydrochloric acid between Chemical Distribution and Chlor Alkali Products, at prices that approximate market.

(c)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $0.4 million and $0.6 million for the three months ended March 31, 2014 and 2013, respectively. During October 2013, we sold our equity interest in a bleach joint venture.

(d)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(e)
Restructuring charges for the three months ended March 31, 2014 and 2013 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(f)	Interest expense was reduced by capitalized interest of zero and $0.8 million for the three months ended March 31, 2014 and 2013, respectively.

(g)	Other expense for the three months ended March 31, 2013 included $2.2 million of expense for our earn out liability from the SunBelt acquisition.

Olin Corporation
Consolidated Balance Sheets(a)

	March 31,	December 31,	March 31,
(In millions, except per share data)	2014	2013	2013
Assets:
Cash & Cash Equivalents	$242.9	$307.8	$93.0
Accounts Receivable, Net	331.0	280.1	364.7
Income Taxes Receivable	2.3	1.9	2.4
Inventories	187.6	186.5	193.3
Current Deferred Income Taxes	49.6	50.4	53.4
Other Current Assets	15.3	13.2	15.6
Total Current Assets	828.7	839.9	722.4
Property, Plant and Equipment (Less Accumulated Depreciation of $1,287.3, $1,259.1 and $1,191.2)	968.6	987.8	1,025.4
Prepaid Pension Costs	1.6	1.7	2.1
Restricted Cash	3.6	4.2	10.7
Deferred Income Taxes	9.0	9.0	8.9
Other Assets	205.2	213.1	219.6
Goodwill	747.1	747.1	747.1
Total Assets	$2,763.8	$2,802.8	$2,736.2
Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$12.6	$12.6	$12.2
Accounts Payable	164.6	148.7	166.5
Income Taxes Payable	0.5	1.7	6.1
Accrued Liabilities	198.2	244.5	210.4
Total Current Liabilities	375.9	407.5	395.2
Long-Term Debt	677.5	678.4	689.3
Accrued Pension Liability	102.0	115.4	150.7
Deferred Income Taxes	123.3	117.6	112.7
Other Liabilities	377.5	382.8	363.7
Total Liabilities	1,656.2	1,701.7	1,711.6
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares: Issued and Outstanding 79.0 Shares (79.4 and 80.3 in 2013)	79.0	79.4	80.3
Additional Paid-In Capital	830.5	838.8	857.5
Accumulated Other Comprehensive Loss	(363.5)	(365.1)	(371.1)
Retained Earnings	561.6	548.0	457.9
Total Shareholders' Equity	1,107.6	1,101.1	1,024.6
Total Liabilities and Shareholders' Equity	$2,763.8	$2,802.8	$2,736.2

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Three Months Ended March 31,
(In millions)	2014	2013
Operating Activities:
Net Income	$29.5	$40.5
Earnings of Non-consolidated Affiliates	(0.4)	(0.6)
Losses (Gains) on Disposition of Property, Plant and Equipment	0.2	(0.1)
Stock-Based Compensation	2.1	2.1
Depreciation and Amortization	34.2	32.9
Deferred Income Taxes	6.0	10.4
Qualified Pension Plan Contributions	(0.2)	(0.2)
Qualified Pension Plan Income	(7.3)	(5.9)
Changes in:
Receivables	(50.9)	(65.7)
Income Taxes Receivable/Payable	(1.6)	4.3
Inventories	(1.1)	1.8
Other Current Assets	(1.1)	(2.9)
Accounts Payable and Accrued Liabilities	(13.2)	(20.9)
Other Assets	1.7	0.6
Other Noncurrent Liabilities	(4.8)	1.9
Other Operating Activities	—	0.6
Net Operating Activities	(6.9)	(1.2)
Investing Activities:
Capital Expenditures	(18.6)	(30.2)
Proceeds from Disposition of Property, Plant and Equipment	0.7	1.8
Distributions from Affiliated Companies, Net	—	0.1
Restricted Cash Activity	0.6	1.2
Other Investing Activities	0.7	0.1
Net Investing Activities	(16.6)	(27.0)
Financing Activities:
Long-Term Debt Repayments	(0.1)	(11.4)
Earn Out Payment – SunBelt	(14.8)	(17.1)
Common Stock Repurchased and Retired	(14.7)	(4.6)
Stock Options Exercised	3.6	4.2
Excess Tax Benefits from Stock-Based Compensation	0.5	0.9
Dividends Paid	(15.9)	(16.0)
Net Financing Activities	(41.4)	(44.0)
Net Decrease in Cash and Cash Equivalents	(64.9)	(72.2)
Cash and Cash Equivalents, Beginning of Year	307.8	165.2
Cash and Cash Equivalents, End of Period	$242.9	$93.0

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income plus an add-back for depreciation and amortization, interest expense (income), income tax expense, and other expense. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended March 31,
(In millions)	2014	2013
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$29.5	$40.5
Add Back:
Interest Expense	9.7	9.1
Interest Income	(0.3)	(0.1)
Income Tax Expense	18.7	23.3
Depreciation and Amortization	34.2	32.9
EBITDA	91.8	105.7
Add Back:
Other Expense(b)	—	2.2
Adjusted EBITDA	$91.8	$107.9

(a)	Unaudited.

(b)	Other expense for the three months ended March 31, 2013 included $2.2 million of expense for our earn out liability from the SunBelt acquisition.